Exhibit 99.1

Arcimoto Announces Third Quarter 2021 Financial Results and Provides Corporate Update

EUGENE, Ore., Nov. 15, 2021 – Arcimoto, Inc.®, (NASDAQ: FUV) makers of fun, affordable, and ultra-efficient electric vehicles for everyday drivers and fleets, today provided a corporate update and announced financial results for the third quarter ended September 30, 2021.

Additionally, Arcimoto will host a stakeholder and analyst webinar tomorrow to discuss the company’s results and progress toward mass production. The webinar will include an analyst panel followed by an investor Q&A powered by Say. To view the webcast or pose a question, use the links below:

Third Quarter 2021 Stakeholder Webcast

Date: Tuesday, Nov. 16, 2021

Time: 5:30 a.m. PST (8:30 a.m. EST)

Submit A Question: https://app.saytechnologies.com/arcimoto-2021-q3

Webcast: https://us06web.zoom.us/webinar/register/WN_5ua1yudDTqiJqeTyoYI4_A

Third Quarter 2021 and Recent Company Highlights:

●	In Q3, sold a record 63 new and one pre-owned customer vehicles, and produced a total of 78 vehicles.

●	Made significant progress on Arcimoto’s overarching goal of achieving mass production. The Company started occupying its new manufacturing facility, featuring more than 200,000 sq. feet of manufacturing space under roof on more than 10 acres, defined cost-down programs for all subsystems of both the platform as a whole and the individual vehicle models. Final submission of application to the US Department of Energy for an Advanced Technology Vehicles Manufacturing (ATVM) loan expected in the fourth quarter 2021.

●	With partners, demonstrated a driverless Arcimoto for the first time, showing the foundational components for FUVShare and Arcimoto’s Robovalet initiative.

●	Marked the first full quarter of Arcimoto-owned rental operations in San Diego and Eugene, continuing to gather useful data to optimize the recurring revenue rental model. FUV rentals are also available at Arcimoto Key West and GoCar Tours in San Francisco.

●	Launched Arcimoto’s first vehicle sharing initiative in collaboration with REEF, the largest operator of mobility, logistics hubs, and delivery restaurants in North America, for REEFDrive, a new zero-emission vehicle-sharing program in Santa Monica.

●	Continued developing the Deliverator market, cultivating multiple pilot programs using the vehicle for last-mile delivery.

●	Began accepting vehicle reservations from customers in Nevada, the fifth state in Arcimoto’s nationwide expansion plan. Arcimoto vehicles are also available in California, Oregon, Washington, and Florida.

●	Launched the Ride of The Arconauts, an ongoing roadshow designed to efficiently introduce the Arcimoto family of rightsized EVs to the world.

●	First production doors were installed on the FUV of an early Evergreen customer; coordination is now underway to install doors on the remainder of Evergreen customer vehicles, communicate to existing FUV owners the availability of doors as an after-market purchase, and to make doors available to new FUV owners as part of the reservation process.

●	Launched first production Roadster and on-roaded first Arcimoto flatbed prototype pilots, which have been well-received after use in the field with local businesses.

●	On-roaded first true micromobility prototype based on technology acquired in the purchase of Tilting Motor Works at the beginning of the year, in order to play in the rapidly expanding electric bike marketplace.

Management Commentary

“Massive progress,” said Mark Frohnmayer, Founder and CEO of Arcimoto. “We have advanced on every front critical for the company’s growth: the planning and buildout of our mass production facility, our plans for the future of Rideshare, including the first ever demonstration of a driverless Arcimoto, the further expansion of our product family with the launch of the production Roadster and first demonstration of our expandable Flatbed utility vehicle concept as well as the on-roading of our first true micromobility prototype based on technology we acquired at the beginning of the year, the expansion of our open market regions with the acceptance of orders from Nevada residents (with Arizona and Hawaii targeted next), and the launch of the Ride of the Arconauts, our ultra-efficient roadshow plan to substantially expand awareness of Arcimoto and the unique experience of our rides nationwide. And despite supply chain issues outlined in our last stakeholder update, we sold a record number of vehicles to customers from our current limited production facility.

“The push to volume production continues to be our most important overarching objective, and in the third quarter we made significant progress towards that goal. We took possession of our new rAMP facility, and began landing new production equipment, including our new automated plastics production cell, as well as began the renovation of the facility that will become General Assembly. We plan to pause vehicle production for a portion of Q1, in order to move materials, quality, subassembly and the assembly line into the new facility, after which we expect to achieve substantially higher unit output for the remainder of next year. Simultaneously with this move, we plan to complete engineering and testing of battery packs using the next generation cell from our supplier, offering incremental performance improvements to customers.

“We’ve also made substantial headway on all of the design/engineering/planning efforts to move each system of the vehicle to a mass-producible state. This work, in tandem with what we continue to learn about the developing next-generation transportation market, provide the foundation of our application to the U.S. DOE for an ATVM loan, the final draft application for which we intend to submit before the end of the year.

“Arcimoto’s pace of innovation continues to accelerate as we focus not just on final vehicle manufacture, but drive new levels of performance and affordability in key constituent components of our electric vehicle architecture including the battery, drive train, and vehicle control.

“Our innovation pathway is not strictly limited to improving cost and performance. We see rightsized, better-utilized EVs as a critical pillar in our mission to accelerate the shift to sustainable transportation. Given that the vast majority of all rides today in the U.S. have only one or two people in the vehicle, we envision a future where you’ll simply summon the Arcimoto you need with the touch of a button on your phone. This is the essence of our Robovalet initiative: the practical application of driverless technologies in order to improve the convenience and drive down the cost of shared vehicles.”

“In a lookahead towards significant step ups in production volume starting late next year, we launched the Ride of the Arconauts, an ongoing marketing/business development roadshow designed to introduce the Arcimoto family of rightsized EVs to the world. The conventional means of demonstrating new vehicles involves trucking demo vehicles thousands of miles, flying team members in to stay at hotels, and talk about vehicles while they’re parked on a show floor. We believe we have a vastly more efficient plan. We launched the “prototype” Ride mid-October, and have visited dozens of locales and given hundreds of demo rides while meeting with investors, suppliers, and partners, in addition to driving Arcimotos for the first time in some of the nation’s most beautiful national parks. We plan to expand this program nationally next year, in order to share our unique ride with Arcimoto enthusiasts and those new to the brand alike.

Frohnmayer continued: “One refrain we hear consistently, everywhere the Ride has taken us, is ‘That looks like fun! Where can I rent it?’ In our experience there is no vehicle in the market that matches the Arcimoto as both a fantastic grocery-getter and joyful touring machine. We believe that rental models hold the potential to both drive up vehicle utilization in line with our mission, as well as increase revenue generated per vehicle manufactured. The third quarter was the first full quarter of operations for our company-owned rental operations in Eugene and San Diego, and we have seen continued interest and growth from both our franchise rental partner in Key West as well as at GoCar Tours in San Francisco. We also recently launched our first vehicle sharing collaboration with REEF, launching REEFDrive in Santa Monica, where users will be able to easily rent a zero-emission FUV or Deliverator to run errands, make deliveries, or simply explore the beautiful beaches and surrounding city. Shared mobility has the potential to dramatically reduce individual rider’s transportation costs and improve traffic flow and parking in cities that are choked by large vehicles.

“Finally, in Q3 we on-roaded the first prototype of our planned solution for true micromobility, in full alignment with our mission to rightsize mobility, and in order to take advantage of the phenomenal growth in the electric bike and scooter marketplace. This ‘Platform 2’ initiative comprises both an awesome new vehicle the world has never seen, as well as the technology underpinnings for a range of new micromobility devices. We look forward to showcasing the fruits of these labors early next year.”

Third Quarter 2021 Financial Results

Total revenues for the third quarter of 2021 increased 119% to approximately $1,498,000 as compared to $684,000 in the third quarter of 2020.

The Company incurred a net loss of approximately $11.5 million or ($0.31) per share, in the third quarter of 2021 compared with a net loss of approximately $4.6 million or ($0.15) per share, for the same prior-year period.

The Company had $83.5 million in total assets, $33.0 million in cash and cash equivalents, and $8.1 million in total liabilities as of September 30, 2021.

About Arcimoto, Inc.

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Our flagship vehicle, the Arcimoto FUV®, is purpose-built for everyday driving and transforms ordinary trips into pure-electric joyrides. Launched in 2021, the all-new Arcimoto Roadster is designed to be the ultimate open-road fun machine and is the purest expression of the Arcimoto Platform. The Deliverator® and Rapid Responder™ provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Expected to launch in 2022, the Flatbed represents Arcimoto’s vision of a pure-electric, rightsized utility pickup truck. The upcoming Cameo™ is designed to create a smooth, silent, sustainable camera vehicle for the film and influencer industries. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:

Megan Kathman

Main: 646-454-9378

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com

3